Exhibit 99.1

Solta Medical, Inc. Prices $15 Million Public Offering of Common Stock

HAYWARD, Calif., August 2, 2012 — Solta Medical, Inc. (NASDAQ: SLTM) today announced that it has priced its previously announced underwritten public offering of 5,700,000 shares of its common stock at a purchase price of $2.65 per share. Net proceeds, after underwriting discounts and estimated offering expenses, will be approximately $14 million. In addition, Solta Medical has granted the underwriters a 30-day option to purchase up to an additional 855,000 shares of common stock solely to cover over-allotments, if any. The offering is expected to close on or about August 7, 2012, subject to customary closing conditions. Canaccord Genuity served as sole book-running manager and Roth Capital Partners served as co-manager for the offering.

Solta Medical currently intends to use the net proceeds from the offering for general corporate purposes.

The offering is being made to purchasers pursuant to a registration statement (File No. 333-181074) previously filed with and declared effective by the Securities and Exchange Commission, or SEC. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. When available, copies of the prospectus supplement and accompanying prospectus may be obtained by contacting Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone at (617) 371-3900. Electronic copies of the prospectus supplement and accompanying prospectus will also be available free of charge on the website of the SEC at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Solta Medical

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s six premier brands: Thermage®, Fraxel®, Liposonix®, Isolaz®, CLARO® and Clear + Brilliant®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. The Liposonix system uses advanced high–intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild–to–moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over–the–counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Clear + Brilliant is a unique, cost–effective treatment that utilizes safe, fractional laser technology to correct and prevent early signs of aging and is FDA cleared and CE marked. Since 2002, over one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the closing of the public offering of common stock described above. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the ability to manage successfully and complete the public offering, general economic and/or market conditions and the factors set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the prospectus supplement related to this public offering. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SOURCE: Solta Medical, Inc.

Contact:

Jack Glenn

Chief Financial Officer

510-786-6890

Doug Sherk/Jenifer Kirtland (investors)

EVC Group

415-568-4887

Web Site: http://www.Solta.com